Exhibit 5.1

Lori Zyskowski	Pitney Bowes Inc.
Corporate and Securities Counsel	64-19 / 6D175/ WHQ
and Assistant Secretary	1 Elmcroft Road
Stamford, CT
Corporate Secretary's Office	06926-0700
T: 203.351.6724
F: 203.617.6327
lori.zyskowski@pb.com
www.pb.com

Pitney Bowes Inc.
World Headquarters
1 Elmcroft Road
Stamford, CT 06926

Re:	Pitney Bowes Inc. – Pitney Bowes Inc. 2007 Stock Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

          I have examined the Registration Statement on Form S-8 (“Registration Statement”), of Pitney Bowes Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (“Securities Act”), in connection with the offering by the Company of up to 26,937,586 shares of the Company’s Common Stock, par value $1 per share, (the “Shares”). The Shares subject to the Registration Statement are to be issued under the Pitney Bowes Inc. 2007 Stock Plan (the “Plan”).

          I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigations, on which I have relied in issuing the opinion expressed below.

Engineering the flow of communication™

August 17, 2007

          Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Act, will be validly issued, fully paid and non-assessable.

          I express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.

          I consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours, /s/ Lori Zyskowski Lori Zyskowski, Esq. Corporate and Securities Counsel and Assistant Secretary Pitney Bowes Inc.